ASSET PURCHASE AGREEMENT

DATED AS OF JULY 10, 2007

BY AND AMONG

24/7 MARKETING, LLC,

and

ONCALL SUBSCRIBER MANAGEMENT INC.,

and

GEORGE YANG

ARTICLE I DEFINITIONS
1.1.	Definitions		1
ARTICLE II PURCHASE AND SALE OF THE ASSETS
2.1.	Acquired Assets		4
2.2.	Excluded Assets		6
2.3.	Assumed Liabilities		6
2.4.	Retained Liabilities		6
2.5.	No Expansion of Third Party Rights		7
2.6.	Purchase Price		7
2.7.	Proration		7
2.8.	Purchase Price Allocation		8
2.9.	Closing		8
ARTICLE III REPRESENTATIONS AND WARRANTIES
3.1.	Representations and Warranties of Selling Parties		8
	3.1.1.	Corporate Existence	8
	3.1.2.	Authorization	8
	3.1.3.	No Violation	8
	3.1.4.	Insurance	9
	3.1.5.	Governmental Authorizations; Compliance with Laws	9
	3.1.6.	Real Property	9
	3.1.7.	Tax Matters	9
	3.1.8.	Brokers; Finders	9
	3.1.9.	Title to and Condition of Properties	9
	3.1.10.	Intellectual Property	10
	3.1.11.	Contracts	10
	3.1.12.	Consents	11
	3.1.13.	No Defaults or Violations	11
	3.1.14.	Certain Environmental Matters	12
	3.1.15.	Litigation	12
	3.1.16.	Inventories	12
	3.1.17.	Assets Sufficient for Conduct of Business	12

-i-

(continued)
	3.1.18.	Financial Statements	13
	3.1.19.	No Material Change	13
	3.1.20.	Employment Matters	13
	3.1.21.	Labor Disputes; Compliance	13
	3.1.22.	Accuracy of Statements	14
	3.1.23.	No Undisclosed Liabilities	14
	3.1.24.	No Other Agreement	14
3.2.	Representations and Warranties of Buyer		14
	3.2.1.	Authorization	14
	3.2.2.	No Violation	15
ARTICLE IV EMPLOYEES
4.1.	Employees		15
4.2.	Continuing Employees		15
4.3.	Employment Obligations		15
4.4.	Employees Not Accepting Employment		15
ARTICLE V CERTAIN COVENANTS
5.1.	Public Announcements		16
5.2.	Interference with Relationships		16
5.3.	Confidential Information		16
5.4.	Enforceability		16
5.5.	Remedies		17
5.6.	Temporary Space		17
5.7.	Further Assurances		17
ARTICLE VI CONDITIONS PRECEDENT
6.1.	Conditions to Obligation of Buyer		17
	6.1.1.	Representations; Performance	17
	6.1.2.	Certain Approvals	18
	6.1.3.	Corporate Approvals	18
	6.1.4.	No Proceeding or Litigation	18
	6.1.5.	No Material Adverse Change	18
	6.1.6.	Acquired Assets and Documents Delivered	18

-ii-

(continued)
6.2.	Conditions to Obligation of Selling Parties		19
	6.2.1.	Representations; Performance	19
	6.2.2.	No Proceeding or Litigation	19
	6.2.3.	Purchase Price and Documents Delivered	19
ARTICLE VII INDEMNIFICATION BY SELLING PARTIES
7.1.	Seller Indemnification		19
7.2.	Buyer Indemnification		20
7.3.	Survival		20
7.4.	Procedure for Indemnification; Third-Party Claims		20
7.5.	Right of Setoff and Holdback		21
ARTICLE VIII MISCELLANEOUS
8.1.	Expenses		22
8.2.	Assignment; Successors		22
8.3.	Amendment and Modification; Waivers		22
8.4.	Notices		23
8.6.	Further Assurances; Records		24
8.7.	Governing Law		24
8.8.	Entire Agreement		25
8.9.	Severability		25
8.10.	Section Headings		25
8.11.	Counterparts; Facsimile Execution		25

Schedule 1.  Continuing Employees.
Exhibit A.     Form of Assignment and Bill of Sale.
Exhibit B.      Form of Assignment and Assumption of Contracts.
Exhibit C.      Form of Escrow Agreement.

-iii-

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of July 10, 2007, by and among 24/7 MARKETING, LLC, a Nevada limited liability company (“Buyer”), ONCALL SUBSCRIBER MANAGEMENT INC., a duly registered Philippine corporation and its successors and assigns (“Seller”) and GEORGE YANG, of legal age, Filipino, and with a postal address at 88 Panay Avenue, Quezon City (“Designated Shareholder” and together with the Seller, the “Selling Parties”).  Buyer, Seller, and Designated Shareholder are sometimes referred to in this Agreement collectively as the “Parties” and each individually as a “Party.”

RECITALS

A.           Seller provides a variety of business process outsourcing, telemarketing, and other subscriber and customer services at the OSM Site (the “Business”) that Buyer desires to acquire to assist it in attracting and retaining additional subscribers for the business of Buyer and its Affiliates and to offer services to other businesses.

B.           Seller wishes to sell, assign and transfer to Buyer, and Buyer wishes to purchase from Seller, as a going concern, the Business and substantially all of the assets of Seller, owned individually or jointly by any of Seller or any of its wholly-owned subsidiary of Seller and used in the conduct of the Business, and Buyer is further prepared to assume certain specified Liabilities of Seller related to the Business, in consideration of and upon such other terms and conditions set forth in this Agreement. Buyer and Seller desire that Buyer acquire certain assets of Seller related to the Business upon the terms and conditions set forth in this Agreement.

C.           Designated Shareholder, who as the owner of 75% of the outstanding shares of capital stock of Seller, has agreed to be a Party to this Agreement as specified herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

ARTICLE I
DEFINITIONS

1.1.           Definitions.  Except as otherwise expressly provided herein or unless the context otherwise requires, initially capitalized terms used in this Agreement have the following meanings:

“Accepted Claim” has the meaning specified in Section 7.5.3.

“Acquired Assets” has the meaning specified in Section 2.1.

“Affiliate” means with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person with the terms “control” and “controlled” meaning for purposes of this definition, the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities or partnership or other ownership interests, or by contract or otherwise.

“Agreement” has the meaning set forth in the first paragraph of this Agreement, and includes the Schedules and Exhibits attached hereto and any amendment hereto.

“Applicable Law” means any applicable federal, state, local, municipal, foreign, international, multinational or other constitution, treaty, statute, law, by-law, ordinance, principle of common law (including any ruling or decision of a judicial or quasi-judicial entity), code, regulation, rule or enforceable policy of a Governmental Authority.

“Assigned Contracts” has the meaning specified in Section 2.1(d).

“Assumed Liabilities” has the meaning specified in Section 2.3.

“Buyer” has the meaning specified in the preamble of this Agreement.

“Business” has the meaning specified in Recital A above.

“Business Day” means a day other than a Saturday, Sunday or day on which commercial banks in Phoenix, Arizona are generally closed for business.

“Claim” means any demand, claim, action, investigation, Proceeding (whether at law or in equity) or arbitration.

“Closing” and “Closing Date” have the meanings specified in Section 2.7.

“Confidential Information” has the meaning specified in Section 5.3.

“Consent” has the meaning specified in Section 3.1.3.

“Continuing Employees” has the meaning specified in Section 4.1.

“Dispute Notice” has the meaning specified in Section 7.5.3.

“Disputed Claim” has the meaning specified in Section 7.5.3.

“Escrow Agent” means Thomas Title & Escrow, LLC.

“Escrow Agreement” has the meaning specified in Section 7.5.6.

“Escrow Account” has the meaning specified in Section 2.6(b).

“Escrow Amount” has the meaning specified in Section 2.6(b).

“Excluded Assets” has the meaning specified in Section 2.2.

“GAAP” means generally accepted accounting principles as employed in the United States of America.

“Governmental Authority” means any (i) nation, state, county, province, city, town, borough, village, district or other jurisdiction, (ii) federal, state, county, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers), (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or (v) official of any of the foregoing.

“Indemnified Party” means each of the Seller Indemnified Parties and Buyer Indemnified Parties.

“Indemnifying Party” has the meaning specified in Section 7.4(a).

“Intellectual Property” has the meaning specified in Section 2.1(k).

“Liability” means with respect to any Person (including any Party), any Liability of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means, with respect to the Acquired Assets, any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever.

“Loss” means any and all judgments, losses, Liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

“Notice of Claim” has the meaning specified in Section 7.5.2.

“OSM Site” has the meaning specified in Section 2.1(i).

“Person” means any individual, firm, partnership, association, unincorporated organization, trust, corporation, or any other entity, including, without limitation, a government or any department, agency or instrumentality thereof.

“Proceeding” means any demand, claim, suit, action, litigation, investigation, arbitration, administrative hearing or other proceeding of any nature.

“Purchase Price” has the meaning specified in Section 2.6.

“Retained Liabilities” has the meaning specified in Section 2.4.

“Seller’s Base Balance Sheet” has the meaning specified in Section 3.1.18.

“Seller Closing Documents” has the meaning specified in Section 6.1.6.

“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Authority or payable under any tax-sharing agreement or any other contract.

“Transition Period” has the meaning specified in Section 4.1.

ARTICLE II
PURCHASE AND SALE OF THE ASSETS

2.1.           Acquired Assets.  Subject to the exclusions contained in Section 2.2 and subject to and upon terms and conditions contained herein, at the Closing Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Seller, free and clear from any Lien, all of the assets, properties, rights and goodwill of Seller, wherever located, used in, or associated with the Business (hereinafter sometimes collectively referred to as the “Acquired Assets”), including, without limitation:

(a)           all cash, cash equivalents, short-term investments, deposits, and accounts receivable of Seller on the Closing Date;

(b)           all of Seller’s inventories and other materials, supplies, components and accessories associated with or used in the operation of the Business whether on hand, in transit, or on order as of the Closing Date;

(c)           all tangible personal property associated with operating and maintaining the Business, including all machinery, equipment, tools, materials, furniture, hardware, computer hardware and peripherals, computer software, fixtures, improvements and other items;

(d)           all rights and interests of Seller, as of the Closing Date, under all contracts and agreements pertaining to the operation of the Business (collectively, the “Assigned Contracts”);

(e)           all prepaid items, deposits, and unbilled costs and fees relating to the Business, if any;

(f)           all licenses, permits, and other governmental authorizations of Seller and all pending applications therefore or renewals thereof relating to the Business or any of the Acquired Assets, in each case to the extent transferable to Buyer;

(g)           all claims of Seller against third parties relating to the Business or Acquired Assets, whether choate or inchoate, known or unknown, contingent or non-contingent;

(h)           all goodwill of the Selling Parties relating to the Business;

(i)           all right, title and interest of Seller or Designated Shareholder in the land, structures, improvements and fixtures associated with the operation of the Business and all rights of way, uses licenses, easements and appurtenances thereto, including, without limitation, Seller’s rights and options with respect to the call center owned by 24 by 7 Contact Solutions, Inc. and located at Thompson Square Building, Tomas Morato corner Roces Avenue, Quezon City, Metro Manila, Philippines (the “OSM Site”);

(j)           originals or copies of all data and records (whether in print, electronic other format), related to the operations of the Business and/or the ownership of the Acquired Assets, including client and customer lists and records, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records and, subject to Applicable Laws, copies of all personnel records;

(k)           all of the following proprietary rights owned by, issued to or licensed to Seller or Designated Shareholder that are used in Seller’s operation of the Business, along with all income, royalties, damages and payments due or payable at Closing or thereafter (including, without limitation, damages and payments for past or future infringements or misappropriations thereof), the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: trademarks, service marks, trade dress, logos, trade names and corporate names together with all goodwill associated therewith (including without limitation, the use of the current corporate name and trade names and all translations, adaptations, derivations and combinations of the foregoing); copyrights and copyrightable works; mask works; and all registrations, applications and renewals for any of the foregoing; trade secrets and confidential information (including, without limitation, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); computer software (including, without limitation, data, data bases, systems and related documentation); other proprietary rights; and all copies and tangible embodiments of the foregoing (in whatever form or medium) (collectively, the “Intellectual Property”);

(l)           Seller’s interests in its Internet website, including the domain, site design and related software, related electronic mail addresses, and any and all intellectual property rights relating to the Business;

(m)           Seller’s employee files and records relating the Business, including original copies of any employment, noncompetition, or other similar agreements to which Seller is a party, and all employment-related correspondence and documentation of employee performance reviews; and

(n)           all other tangible and intangible assets that, together with the above, would be used or useful in connection with operating the Business after the Closing Date.

2.2.           Excluded Assets.  Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, any property or assets of Seller that is not listed or otherwise referenced in Section 2.1 (collectively, the “Excluded Assets”) are not part of the purchase and sale contemplated hereunder and shall remain the property of Seller after the Closing.

2.3.           Assumed Liabilities.  With respect to the Business, on the Closing Date, Buyer shall assume and agree to fully satisfy and discharge in accordance with their terms only the following liabilities of Seller (the “Assumed Liabilities”):

(a)           Seller’s trade accounts payable relating to the operation of the Business that are reflected on the Seller’s Base Balance Sheet (as defined below in Section 3.1.18) (and any such accounts payable arising in the ordinary course between the dates of the Seller’s Base Balance Sheet and the Closing Date) that remain unpaid at and are not delinquent as of the Closing Date;

(b)           Seller’s obligations arising under those real property, capital, operating or other leases entered into in connection with operating the Business (excluding the lease for the OSM Site during the Transition Period, including all related Taxes, and any delinquent payment charges, interest, penalties or other obligations arising from Seller’s failure to satisfy such obligations that arose prior to the Closing Date); and

(c)           Any Liability of Seller directly associated with the Business or the Acquired Assets that arises after the Closing Date Business (excluding Liability of Seller directly associated with the Continuing Employees during the Transition Period, including all related Taxes).

2.4.           Retained Liabilities.  The Retained Liabilities shall remain the exclusive responsibility of, and shall be retained, paid, performed and discharged exclusively by, Seller.  “Retained Liabilities” shall mean every liability (of any kind, character or description, whether known or unknown) of Seller other than the Assumed Liabilities enumerated in Section 2.3 above, including without limitation:

(a)           Any Liability of Seller directly associated with the Continuing Employees during the Transition Period, including all related Taxes; and

(b)           Any Liability of Seller directly associated with the lease for the OSM Site during the Transition Period, including all related Taxes.

2.5.           No Expansion of Third Party Rights.  The assumption by Buyer of the Assumed Liabilities, and the transfer thereof by Seller, shall in no way expand the rights and remedies of any third party against Seller or against Buyer, as assignee of Seller, as compared to the rights and remedies that such third party would have had against Seller or against Buyer, as assignee of Seller, had Buyer not assumed such liabilities.  Without limiting the generality of the preceding sentence, the assumption by Buyer of such liabilities shall not create any third-party beneficiary rights.

2.6.           Purchase Price.  In consideration for the Acquired Assets and the Business, and for the covenants and obligations of the Selling Parties hereunder and under the Seller Closing Documents (as defined in Section 6.1.6 below), on the Closing Date, Buyer shall pay to Seller $4,500,000 (U.S. Dollars) for the Acquired Assets (the “Purchase Price”), which shall be comprised of the following amounts to be paid by Buyer or its parent, YP Corp., Inc., a Nevada Corporation:

(a)           Buyer shall pay $4,050,000 (U.S. Dollars) to Seller by wire transfer in immediately available funds to such account or accounts as the Selling Parties may designate; and

(b)           Buyer shall deduct and withhold $450,000 (U.S. Dollars) (the “Escrow Amount”) from the Purchase Price and place it in an escrow account (the “Escrow Account”) to be administered by the Escrow Agent as security to cover potential losses or other claims for which Buyer would be entitled to indemnification under ARTICLE VII of this Agreement and to be distributed to the Parties in accordance with the provisions of Section 7.5 hereof.

2.7.           Proration.  Buyer and Selling Parties agree that all of the items normally prorated, including Taxes and fees for services rendered in respect of the Acquired Assets shall be prorated as of the Closing Date, with Selling Parties liable or entitled to receive payment, as applicable, to the extent such items relate to any time period through the Closing Date, and Buyer liable or entitled to receive payment, as applicable, to the extent such items relate to any time period subsequent to the Closing Date.  In connection with such proration, in the event that actual figures are not available as of the Closing Date, the proration shall be based upon the actual amount of such Taxes or fees for the preceding year or month (or other appropriate period) for which actual Taxes or fees are available and such Taxes or fees shall be reprorated upon request of either Selling Parties or Buyer made within 60 days of the date that the actual amounts become available.  Selling Parties and Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section.

2.8.           Purchase Price Allocation.  Selling Parties and Buyer shall each be entitled to prepare and rely on its own allocation of the Purchase Price for all Tax purposes and in all filings, declarations and reports with the appropriate taxing authorities in respect thereof, provided that each such Party’s allocation shall be consistent with the requirements of the National Internal Revenue Code of 1997, as amended.

2.9.           Closing.  The closing of the purchase and sale of the Acquired Assets (the “Closing”) will take place at the offices of Snell & Wilmer, L.L.P. located at One Arizona Center, Phoenix, Arizona 85004, commencing at 10:00 a.m. (Pacific Standard time) on July 10, 2007, or at such other date, time and place as may be agreed upon by the Parties and shall be effective as of 12:00 a.m. (Pacific Standard time) on July 11, 2007, which date and time is sometimes referred to in this Agreement as the “Closing Date.”

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1.           Representations and Warranties of Selling Parties.  The Selling Parties hereby, jointly and severally, represent and warrant to Buyer as follows:

3.1.1.    Corporate Existence.  Each Selling Party (a) if he or she is a natural Person, is competent to, and (b) if it is an entity, is a corporation duly incorporated, validly existing and in good standing under Philippine law and has full corporate power and authority to own or lease its properties and to carry on its business as now conducted.  Seller has delivered to Buyer true and complete copies of the articles of incorporation, bylaws, and/or other organizational documents of Seller as amended to date.  Designated Shareholder is the owner of 75% of the outstanding shares of capital stock of Seller.  Seller does not presently own, directly or indirectly, any shares of capital stock of or other equity interest in any corporation, partnership or other entity.

3.1.2.    Authorization.  Seller has full corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated herein.  The execution, delivery and performance of this Agreement by Seller have been duly authorized by all requisite corporate action.  This Agreement is the legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting creditors’ rights generally.  Upon the execution and delivery by Seller of the Seller Closing Documents (as defined below), such documents shall constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally.

3.1.3.    No Violation.  The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated herein do not and will not violate or result in a default under (i) the articles of incorporation, bylaws or other organizational documents of Seller, or (ii) subject to the receipt of any necessary Consents, (a) any license, permit or other governmental authorization, or (b) any judgment, order, decree, law, rule or regulation applicable to Seller.  No consent, approval, authorization, order, filing, registration or qualification of or with any governmental authority or any other Person (“Consent”) is required to be obtained by Seller in connection with the execution and delivery of this Agreement by Seller or the consummation of the transactions contemplated herein except for those Consents which have been obtained by Seller prior to the Closing Date.

3.1.4.    Insurance.  Seller has delivered to Buyer accurate and complete copies, of all policies of insurance covering the Acquired Assets and Business of Seller as of the date hereof.  No written notice of termination of any such policy has been received by Seller.

3.1.5.    Governmental Authorizations; Compliance with Laws.  Seller has not received written notice that it is in violation of or is in default under: (i) any governmental licenses, franchises, permits, approvals and other governmental authorizations that are necessary to entitle Seller to own or lease, operate and use its assets and properties and to conduct the Business as now conducted; (ii) any judgment, order or decree of any court or administrative agency applicable to it; or (iii) any law, rule or regulation applicable to it; which could reasonably be expected to result in any liability on the part of Seller.

3.1.6.    Real Property.  Seller does not own, nor since the date of Seller’s organization, has it ever owned, any fee simple interest in real property.  The OSM Site is the only real property in which Seller currently holds an interest, and Seller has provided Buyer with complete copies of all documentation pertaining to Seller’s interest in the OSM Site.  All obligations of Seller currently due and owing with respect to the Seller’s interest in the OSM Site have been fully satisfied as of the Closing Date.  Seller does not hold, and is not obligated under or a party to, any obligation, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real property or any portion thereof or interest therein.  Seller’s use of any facilities or other real property in the operation of the Business is permitted as of right under all Applicable Laws (including zoning laws).

3.1.7.    Tax Matters.  Seller has complied with all Applicable Laws with respect to the payment of Taxes applicable to Seller, its assets (including the Acquired Assets) and operations.  Since the date of Seller’s organization, Seller has filed all applicable tax returns and has paid all Taxes applicable thereto in a timely manner.  All such tax returns were correct and complete in all material respects.  All Taxes owed by or attributable to Seller with respect to tax returns the due date of which preceded the date of this Agreement (and for which due date no extension has been granted by the applicable taxing authority) have been paid.  No deficiency or proposed adjustment that has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority against Seller.  There is no Proceeding or audit by any taxing authority or any claim for refund now in progress, pending or threatened against or with respect to Seller regarding Taxes.  Seller has withheld and paid all Taxes required to be withheld and paid in connection with any amounts paid or owing to Seller’s employees.

3.1.8.    Brokers; Finders.  Seller has not retained any broker or finder in connection with the transactions contemplated herein so as to give rise to any valid claim against Buyer for any brokerage or finder’s commission, fee or similar compensation.

3.1.9.    Title to and Condition of Properties.  Seller has good and marketable title to, is the lawful owner of, and has the full right to sell, convey, transfer, assign and deliver the Acquired Assets free and clear of any Liens.  At and as of the Closing, Seller will convey the Acquired Assets to Buyer by deed, bill of sale, certificates of title and instruments of assignment and transfer effective to vest in Buyer, and Buyer will have, good and valid record and marketable title to all of the Acquired Assets, free and clear of all Liens.  The Acquired Assets are in good operating condition and in a state of reasonable maintenance and repair, and are suitable for use in connection with the operation of the Business.

3.1.10.    Intellectual Property.  All of the universal proprietary rights for Intellectual Property is owned by Seller free and clear of all encumbrances or has been duly licensed for use by Seller.  None of the Intellectual Property has been or is the subject of any pending adverse claim, any threatened litigation or claim of infringement.  The products Seller manufactures at or which are produced by or in connection with the operation of the Business, or which the Business sells, do not, and any process, method, part, design or material it employs, or the marketing and use by the Business of any such product or any service does not, to the best knowledge of Seller, infringe any trademark, trade name, or copyright of another, and Seller has not received any notice contesting its right to use any trademark, trade name, product, process, design, computer program or written work now used by it in connection with the Business or the operation thereof.  Seller owns or possesses adequate rights in perpetuity in and to all Intellectual Property necessary to conduct the business of the Business as presently conducted.

3.1.11.    Contracts.

(a)           Seller has delivered to Buyer accurate and complete copies, of the following contracts and agreements (including all amendments thereto) relating to the Acquired Assets or the conduct of the Business:

(A)           each contract or agreement that involves performance of services or delivery of goods or materials by or to Seller of any amount for the current fiscal year and each contract or agreement that involves performance of services or delivery of goods or materials by or to Seller of an amount or value in excess of $2,500 in any other fiscal year relating to the Acquired Assets or the conduct of the Business;

(B)           each contract or agreement affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any property (real or personal) used in the conduct of the Business;

(C)           each contract or agreement involving a sharing of profits, losses, costs or Liabilities by Seller with any other Person (other than cost-sharing arrangements between Seller) used in the conduct of the Business;

(D)           each contract or agreement containing covenants that in any way purport to restrict Seller’s business activity or limit the freedom of Seller to engage in any line of business or to compete with any Person;

(E)           each contract or agreement for capital expenditures by Seller in excess of $2,500 in any fiscal year relating to the Acquired Assets or the Business;

(F)           each contract or agreement providing warranty coverage or relating to maintenance and/or service for any tangible personal property; and

(G)           each written warranty, guaranty, surety and/or other similar undertaking with respect to financial support or contractual performance extended by Seller other than in the ordinary course of business.

(b)           Each Assigned Contract is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a Proceeding at law or in equity).

(c)           With respect to each Assigned Contract:

(A)           Seller is, and at all applicable times has been, in compliance with all applicable terms and requirements of each Assigned Contract;

(B)           each other Person that has or had any Liability under any Assigned Contract is and at all times has been, in full compliance with all applicable terms and requirements of such Assigned Contract;

(C)           no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a breach by Seller, or give any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Assigned Contract;

(D)           Seller has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential breach of any Assigned Contract;

3.1.12.    Consents. All Consents required to be obtained by Seller to consummate the transactions contemplated herein shall have been obtained. Seller has exercised its option under that certain Asset Purchase Agreement dated April 20, 2007 by and between Seller and 24 by 7 Contact Solutions, Inc. and all obligations of Seller for payment with respect to such option have been fully satisfied as of the Closing Date.

3.1.13.    No Defaults or Violations.

(a)           Seller has not materially breached any provision of; nor is it in material default under the terms of; any lease, contract, commitment, agreement, indenture, mortgage, lien, instrument, plan or license to which it is a party or under which it has any rights or by which it is bound and which relates to the business or operation of the Business and no other party to any such lease, contract, commitment or agreement is in default thereunder in any material respect, and

(b)           Seller is not in any material violation or default of; or with respect to, any law, governmental regulation or rule or order of any governmental authority that is applicable in any way to the business or operation of the Business.  None of the properties owned by Seller and included in the Acquired Assets, or the occupancy or operation thereof; is in material violation of any law, building, zoning or other ordinance, code or regulation applicable to it, or is subject to any law, ordinance, code, regulation or order requiring any change, assessment or penalty, which would adversely affect the business of Seller or operation of the Business, and no notice from any governmental authority has been served upon Seller claiming any violation of any such law, ordinance, code or regulation or requiring any work or construction or asserting any assessment or penalty which would have an adverse effect on the business or operation of the Business.  Seller is in material compliance with, and no violation exists under, any law, rule, regulation or permit applicable to the Business and the operation thereof.

3.1.14.    Certain Environmental Matters.  The operation of the Business (or any of the Acquired Assets as currently used) does not violate any applicable environmental law in effect as of the date hereof and no condition or event has occurred which, with notice or the passage of time or both, would constitute a violation of any such law.  Seller has timely filed all reports required to be filed with respect to the real property used in connection with operating the Business and has generated and maintained all required data, documentation and records under any applicable environmental laws with respect thereto.

3.1.15.    Litigation.  No action, suit, proceeding or investigation is pending against Seller, and Seller has not received written notice of any threatened action, suit, proceeding or investigation against Seller, which could reasonably be expected, either individually or in the aggregate, to result in any liability on the part of Seller.  There are no actions, suits, labor disputes or other litigation, proceedings or governmental investigations pending or, to the knowledge of Seller, threatened against or affecting Seller, or any officers, directors, employees or the stockholders thereof in their capacity as such, or any of the properties or businesses thereof; or relating to the transactions contemplated by this Agreement.  Seller is not subject to any order, judgment, decree, stipulation, or consent of or with any court, governmental body or agency which has or may have an adverse effect on the financial condition or the results or operation of the Business or on the Acquired Assets.

3.1.16.    Inventories.  The inventories included in the Acquired Assets are merchantable and usable in the ordinary operations of the Business, none of such items is obsolete and nonsalable, none of such items has been stolen or otherwise unlawfully or improperly removed or diverted, and none of such items has been pledged or otherwise given as collateral or is held by Seller on assignment or consignment.  The inventories are fairly reflected in the inventory accounts on the Seller’s Base Balance Sheet and Seller Financial Statements (both as defined below) and are valued at the cost.

3.1.17.    Assets Sufficient for Conduct of Business.  The Acquired Assets constitute all of the assets and properties needed for the operation of the current Business as it is presently operated by Seller in all material respects.

3.1.18.    Financial Statements.  The balance sheet of Seller as of June 30, 2007 (the “Seller’s Base Balance Sheet”), which was prepared in accordance with GAAP, consistently applied, presents fairly and accurately, in all material respects, the financial position of Seller and its subsidiaries as of its date.  Neither Seller nor any of its subsidiaries has any material liabilities or obligations of a type that would be included in a balance sheet prepared in accordance with GAAP except as and to the extent disclosed in Seller’s Base Balance Sheet or incurred since the date of that balance sheet in the ordinary course of the Business and as contemplated by this Agreement.

3.1.19.    No Material Change.  Since the date of Seller’s Base Balance Sheet, there has not been and there is no threatened (i) any material adverse change in the financial condition, business, assets, properties or operating results of Seller or the Business; (ii) any loss or damage (whether or not covered by insurance) to any of the assets or properties of Seller that materially affects or impairs its ability to conduct the Business; (iii) any mortgage or pledge of any assets or properties of Seller or related to the operation of the Business, or any indebtedness incurred by Seller with respect to the Business (other than indebtedness that is not material in the aggregate and that was incurred in the ordinary course of business); (iv) any increase or new grant by Seller of any bonus, salary or other compensation to any employee of Seller (other than salary, wage, bonus or commission increases to employees in the ordinary course of business), or entry by Seller into any employment, severance or similar contract or arrangement with any employee; (v) damage to or destruction of any material Asset, whether or not covered by insurance, except for damage that has been repaired or for which appropriate replacement Assets have been acquired before the date of this Agreement; (vi) entry into, termination of or receipt of notice of termination of any contract or agreement having an annual value or cost to Seller of at least $2,500; (vii) sale, lease or other disposition of any Asset or other property of Seller worth $2,500 or more or the creation of any Lien on any Asset; (viii) cancellation or waiver of any claims or rights with a value to Seller in excess of $2,500; or (ix) contract or agreement by Seller to do any of the foregoing.

3.1.20.    Employment Matters.  Seller has complied with all applicable laws relating to the employment of labor, including, without limitation, the provisions thereof relating to wages, hours, collective bargaining, working conditions, and payment of Taxes of any kind, and Seller is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing, nor does it have any obligations for any vacation, sick leave or other compensatory time with respect to its employees.  Seller has provided Buyer with complete and accurate records of all salaries, expenses and personal benefits paid to or accrued for all employees of Seller as of the date of this Agreement.

3.1.21.    Labor Disputes; Compliance.

(a)           Seller is in compliance with all employment-related Applicable Laws, including those relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, payment of social security and similar Taxes and occupational safety and health.  Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Applicable Laws.

(b)           Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract with respect to the operation of the Business.  Since the commencement of operation of the Business, there has not been, there is not presently pending, existing or threatened, strike, slowdown, picketing, work stoppage or employee grievance process involving Seller.  No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute in respect of the Business.  No Proceeding relating to the alleged violation of any Applicable Law pertaining to labor relations or employment matters, including any charge or complaint filed with any Governmental Authority, is pending or threatened against Seller in respect of the Business, and there is no organizational activity or other labor dispute against or affecting the Business, and no application or petition for an election of or for certification of a collective bargaining agent is pending.  Seller has not been served notice of, and Seller does not otherwise have knowledge of, any grievance or arbitration Proceeding by any employee of Seller that might have an adverse effect upon Seller or the conduct of the Business.  There is no lockout by Seller of any employees of the Business, and no such action is contemplated by Seller.  There has been no charge of discrimination filed against or threatened against Seller (or any of its directors, officers or employees) in connection with the Business with any Governmental Authority.

3.1.22.    Accuracy of Statements.  Neither this Agreement nor any statement, list, certificate or other information furnished or to be furnished by or on behalf of Seller or Designated Shareholder to Buyer in connection with this Agreement or the transaction contemplated hereby contains or will contain any untrue statement of a material fact regarding Seller, the Acquired Assets or the business or operation of the Business or omits or will omit to state a material fact necessary to make the statements regarding Seller, the Acquired Assets or the business or operation of the Business contained herein or therein, in light of the circumstances in which they are made, not misleading.  There are no other facts or circumstances known to the Seller not disclosed herein that may materially adversely affect the value of the Acquired Assets or the prospects of the Business.

3.1.23.    No Undisclosed Liabilities.  Seller does not have any Liability in respect of the Business or the Acquired Assets except for (i) ongoing performance obligations under the contracts and agreements to which Seller is a party or by which Seller is bound, (ii) current Liabilities incurred in the ordinary course of business of Seller, (iii) Assumed Liabilities and (iv) Retained Liabilities.

3.1.24.    No Other Agreement.  Other than for sales of assets in the ordinary course of business, neither Seller nor Designated Shareholder has any contract, agreement, arrangement or understanding with respect to the sale or other disposition of any assets (including the Acquired Assets) or capital stock of Seller except as set forth in this Agreement.

3.2.           Representations and Warranties of Buyer.  Buyer hereby represents and warrants to the Selling Parties as follows:

3.2.1.    Authorization.  The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated herein have been duly authorized by all requisite corporate action.  This Agreement has been duly executed and delivered by Buyer and constitutes the valid, legal and binding obligation of Buyer enforceable in accordance with its terms, except as enforceability may be limited by equitable principles or by bankruptcy, fraudulent conveyance or insolvency laws affecting creditors’ rights generally.

3.2.2.    No Violation.  The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated herein do not and will not violate or result in a default under the articles of incorporation and bylaws of Buyer or any judgment, order, decree, law, rule or regulation applicable to Buyer, except for violations or defaults which would not prevent the consummation of the transactions contemplated by this Agreement.

ARTICLE IV
EMPLOYEES

4.1.           Employees.  The Parties acknowledge and agree that it is the intent of Buyer to hire as employees of Buyer the employees working for Seller in connection with the operation of the Business and set forth on Schedule 1 hereto and any employee who is hired during the Transition Period for purposes of providing services to Buyer (the “Continuing Employees”) after the expiration of a period of 55 days after the date hereof or such other period as agreed by the parties hereto in writing (the “Transition Period”); provided, however, that the Parties hereby expressly acknowledge and agree that the foregoing shall not be construed to create any obligation on the part of Buyer to hire all (or any) of Seller’s employees.  The Selling Parties agree to use commercially reasonable efforts to retain and keep available, or cause to be retained or kept available, the services of the Continuing Employees during the Transition Period and to assist Buyer in employing any of the Continuing Employees consistent with this Agreement after the Transition Period, including with respect to the assignment of any applicable employment, noncompetition or other similar agreements from Seller to Buyer.

4.2.           Continuing Employees. Buyer shall have the right to offer employment to the Continuing Employees during the period from the Closing Date to the end of the Transition Period.  The decision to make any such offers shall be within Buyer’s sole discretion.  Buyer will give each Continuing Employee who receives such offer no less than 5 business days in which to accept or reject Buyer’s employment offer. Notwithstanding the dates of acceptance by the Continuing Employees of Buyer’s offer of employment, it is understood that during the period from the Closing Date to the end of the Transition Period, the Continuing Employees shall be employees of Seller.

4.3.           Employment Obligations.  Seller shall indemnify Buyer from and against any and all actions, proceedings, costs, claims, expenses, demands, awards, fines, orders and liabilities whatsoever relating to the employment of the employees of Seller prior to and including the end of the Transition Period.

4.4.           Employees Not Accepting Employment.  If for any reason any of Seller’s employees are offered but do not accept Buyer’s offer of employment described in Section 4.1 above by the end of the Transition Period, Seller hereby agrees to indemnify Buyer from and against any claim for termination or severance payment, wrongful dismissal or other similar actions. Seller shall provide any required notice or payments under the Labor Code of the Philippines or any statutory or contractual severance arrangements with respect to the termination of all current employees by Seller or any of its Affiliates.

ARTICLE V
CERTAIN COVENANTS

5.1.           Public Announcements.  Seller shall consult with Buyer before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law on the advice of counsel.

5.2.           Interference with Relationships.  From and after the Closing Date and continuing for five years from the Closing Date, none of the Selling Parties shall, directly or indirectly, as employee, agent, consultant, director, equityholder, manager, co-partner or in any other capacity without the prior written consent of Buyer, engage, recruit or solicit for employment or engagement, any Person who is (or was within 6 months of the Closing Date) employed or engaged by Buyer (or, with respect to periods prior to the Closing Date, Seller) with respect to the Business, or a client or customer of the Business, or otherwise seek to influence or alter any such Person’s relationship with any of the foregoing.

5.3.           Confidential Information.  From the date hereof and thereafter, the Selling Parties shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of Buyer, furnish, make available or disclose to any third party or use for the benefit of itself or any third party, any Confidential Information.  As used in this Section 5.3, “Confidential Information” shall mean any information relating to (i) this Agreement or the transaction contemplated hereby or (ii) the Business and the business or affairs of Buyer, including, without limitation, information relating to financial statements, client or customer identities, potential clients or customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins or other proprietary information; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes generally known in the public domain through no wrongful act on the part of Selling Parties; and provided, further, that the covenants of the Selling Parties in this Section 5.3 shall not apply to the extent disclosure of Confidential Information (x) is reasonably necessary in order for any Selling Party to enforce its rights or perform its obligations hereunder, or (y) is required by applicable Law or an order of a Governmental Authority.  Selling Parties acknowledge that the Confidential Information is vital, sensitive, confidential and proprietary to the Business.

5.4.           Enforceability.  Each of the Selling Parties recognizes that the territorial, time and scope limitations set forth in Sections 5.2 and 5.3 are reasonable and are properly required for the protection of Buyer’s legitimate interest in client relationships, goodwill and trade secrets of the Business.  In the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, Buyer and Selling Parties agree, and Selling Parties submit, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances.  If such partial enforcement is not possible, the provision shall be deemed severed, and the remaining provisions of this Agreement shall remain in full force and effect.

5.5.           Remedies.  Each of Selling Parties acknowledges and agrees that the covenants set forth in this Sections 5.2 and 5.3 hereof are reasonable and necessary for the protection of Buyer’s business interests, that irreparable injury will result to Buyer if a Selling Party breaches any of the terms of Sections 5.2 or 5.3, and that in the event of a Selling Party's actual or threatened breach of any of the provisions contained in Sections 5.2 or 5.3, Buyer will have no adequate remedy at law.  Each of Selling Parties accordingly agrees that in the event of any actual or threatened breach by it of any of the provisions contained in this Sections 5.2 or 5.3, Buyer shall be entitled to such injunctive and other equitable relief as may be deemed necessary or appropriate by a court of competent jurisdiction.  Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

5.6.           Temporary Space. During the Transition Period or such longer period as is required to assign the lease of the OSM Site to Buyer, Seller shall provide Buyer with full access to the OSM Site to conduct, or cause to be conducted, the Business in the manner in which the Business is currently conducted and otherwise in accordance with the Terms of this Agreement.  In consideration of Buyer’s access to the OSM Site, Buyer shall reimburse Seller its actual lease and other payments with respect to the use of the OSM Site but Seller shall not be entitled to any other additional consideration under this Agreement or otherwise for such access.

5.7.           Further Assurances. Seller shall, and Designated Shareholder shall cause Seller to, provide all assistance to Buyer to ensure consummation of this Agreement, even after the Closing Date. For this purpose, Seller shall, and Designated Shareholder shall cause Seller to, do and perform such acts and deeds as Buyer shall instruct Seller for and in regard to:

5.7.1.    Negotiation and execution of any amendments that may be required to any of the Assigned Contracts or all licenses, permits, and other governmental authorizations;

5.7.2.    All actions required to obtain any and all Consents required to be obtained by Seller to consummate the transactions contemplated herein; and

5.7.3.    Liaising and otherwise dealing with all Government Authorities in the Philippines in connection with the transactions contemplated herein.

ARTICLE VI
CONDITIONS PRECEDENT

6.1.           Conditions to Obligation of Buyer.  The obligation of Buyer under this Agreement to purchase the Acquired Assets is subject to the fulfillment, at or prior to the Closing, of each of the following conditions, each of which may be waived in whole or in part by Buyer in its sole discretion, provided the failure of any condition to be satisfied is not the result of Buyer’s breach or default hereunder:

6.1.1.    Representations; Performance.  The representations and warranties of the Selling Parties contained herein shall be true in all material respects when made and shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except as modified by transactions permitted by this Agreement.  Seller shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.  Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, to the effect set forth above in this Section 6.1.1.

6.1.2.    Certain Approvals.  All Consents required to be obtained by Seller to consummate the transactions contemplated herein shall have been obtained.

6.1.3.    Corporate Approvals.  All necessary corporate action on the part of the directors and shareholders of Seller approving this Agreement and the purchase and sale of the Acquired Assets shall have been duly and validly taken.

6.1.4.    No Proceeding or Litigation.  No claim, action, suit, arbitration, investigation or other formal proceeding shall be pending or threatened on or before the Closing which (i) seeks to (A) enjoin, restrain or prohibit the transactions contemplated herein, (B) impose limitations on the ability of Buyer or their affiliates to exercise full rights of ownership of the Acquired Assets or (C) require the divesture by Buyer or their Affiliates or any of the Acquired Assets or any other assets of Buyer or their Affiliates by reason of this Agreement, or (ii) could have an adverse effect on the Acquired Assets or the use thereof or the transactions contemplated herein.

6.1.5.    No Material Adverse Change.  There shall have been no material adverse change in the business or financial condition of Seller, the Acquired Assets or the Assumed Liabilities.  Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, to the effect set forth above in this Section 6.1.5.

6.1.6.     Acquired Assets and Documents Delivered.  Buyer shall have received at the Closing the following documents (collectively, the “Seller Closing Documents”) required to be delivered to Buyer by the Seller at the Closing as provided herein:

(a)           resolutions of the Board of Directors and Stockholders of Seller approving this Agreement and the transactions contemplated hereby;

(b)           an executed assignment and bill of sale for the Acquired Assets acquired from Seller, substantially in the form and to the effect of Exhibit A attached hereto;

(c)           a payoff letter from each holder of indebtedness with respect to any Liens, indicating that upon payment of a specified amount such holder shall release its security interest and such other documents or endorsements necessary to release of record the security interests of all such holders, and evidence of the release or discharge of such financing statements, judgments, or other Liens on or against the Acquired Assets, in form and substance satisfactory to Buyer;

(d)           an executed assignment and assumption of contracts relating to the Assigned Contracts, substantially in the form and to the effect of Exhibit B attached hereto;

(e)           an executed escrow agreement relating to the Escrow Account, substantially in the form and to the effect of Exhibit C attached hereto; and

(f)           all other documents and items required to be delivered by the Selling Parties validly to transfer title to the Acquired Assets to Buyer and to otherwise consummate the transactions contemplated hereby.

6.2.           Conditions to Obligation of Selling Parties.  The obligation of the Selling Parties under this Agreement to sell the Acquired Assets is subject to the fulfillment, at or prior to the Closing, of each of the following conditions, each of which may be waived in whole or in part by the Selling Parties in their sole discretion:

6.2.1.    Representations; Performance.  The representations and warranties of Buyer contained herein hereof shall be true in all material respects when made and shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except as modified by transactions permitted by this Agreement.

6.2.2.    No Proceeding or Litigation.  No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect and no actions by any public or governmental authority seeking any such injunction or order shall be pending as of the Closing Date that restrains or prohibits the purchase and sale of the Acquired Assets or any other action to be taken in connection herewith.

6.2.3.    Purchase Price and Documents Delivered.  Seller shall have received at the Closing the Purchase Price, and all documents required to be delivered by Buyer on or prior to the Closing Date shall be delivered or shall be tendered by the Closing Date.

ARTICLE VII
INDEMNIFICATION BY SELLING PARTIES

7.1.           Seller Indemnification.  Subject to the limitations set forth elsewhere in this ARTICLE VII, each of the Selling Parties, jointly and severally, hereby agrees to indemnify, defend and hold harmless Buyer and its Affiliates (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses, whether or not involving a third-party claim, resulting from or arising out of from or in connection with:

7.1.1.    any breach of a representation or warranty made by a Selling Party in this Agreement;

7.1.2.    the breach by a Selling Party of, or default in the performance by a Selling Party of, any covenant, agreement or obligation to be performed by a Selling Party pursuant to this Agreement or in any other certificate, document, writing or instrument delivered by a Selling Party pursuant to this Agreement;

7.1.3.    any benefit plan;

7.1.4.    any Retained Liability;

7.1.5.    any intentional misstatement, fraud, willful misconduct or bad faith committed by any Selling Party in accordance with this Agreement; and

7.1.6.    any Liability arising from the failure to obtain any Consent prior to the transfer of any Acquired Assets pursuant to this Agreement.

7.2.           Buyer Indemnification. Subject to the limitations set forth elsewhere in this ARTICLE VII, from and after the Closing Date, Buyer hereby agrees to indemnify, defend and hold harmless the Selling Parties (collectively, the “Seller Indemnified Parties”) from and against any and all Losses, whether or not involving a third-party claim, resulting from or arising out of  or in connection with:

7.2.1.    any breach of a representation or warranty made by Buyer in this Agreement;

7.2.2.    the breach by Buyer of, or default in the performance by Buyer of, any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

7.2.3.    any intentional misstatement, fraud, willful misconduct or bad faith committed by Buyer in accordance with this Agreement; and

7.2.4.    any Assumed Liability.

7.3.           Survival.  All representations, warranties and covenants contained in this Agreement on the part of each of the Parties shall survive the Closing, the execution and delivery under this Agreement of any bills of sale, instruments of conveyance, assignments or other instruments of transfer of title to any of the Acquired Assets and the payment of the consideration for the Acquired Assets.

7.4.           Procedure for Indemnification; Third-Party Claims.

(a)           If a claim by a third party is made against an Indemnified Party, and if such Indemnified Party intends to seek indemnity with respect thereto hereunder, such Indemnified Party shall promptly furnish written notice to the other Party (the “Indemnifying Party”) of such Claim, setting forth the basis for such Claim and the nature of the Claim in reasonable detail.  The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the defense of such Claim is materially prejudiced by the failure to give such notice.

(b)           If any proceeding is brought by a third party against an Indemnified Party and the Indemnified Party gives notice to the Indemnifying Party pursuant to Section 7.4(a), the Indemnifying Party shall be entitled to participate in such proceeding and, to the extent that it wishes, to assume the defense of such proceeding, if (i) the Indemnifying Party provides written notice to the Indemnified Party that the Indemnifying Party intends to undertake such defense, (ii) the Indemnifying Party conducts the defense of the third-party Claim actively and diligently with counsel reasonably satisfactory to the Indemnified Party and (iii) if the Indemnifying Party is a party to the proceeding, the Indemnifying Party has not determined in good faith that joint representation would be inappropriate because of a conflict in interest.  The Indemnified Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by the Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party.  The Indemnified Party shall fully cooperate with the Indemnifying Party and its counsel in the defense or compromise of such Claim.  If the Indemnifying Party assumes the defense of a proceeding, no compromise or settlement of such Claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other Claims that may be made against the Indemnified Party, (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (C) the settlement includes, as an unconditional term, the grant by the claimant to the Indemnified Party of a release of all liabilities in respect of claims.

(c)           If (i) notice is given by the Indemnified Party to the Indemnifying Party of the commencement of any third-party Proceeding and the Indemnifying Party does not, within 10 days after such notice is given, notify the Indemnified Party of the Indemnifying Party’s election to assume the defense of such Proceeding, (ii) any of the conditions set forth in clauses (i) through (iii) of Section 7.4(b) above cease to be satisfied or (iii) the Indemnified Party reasonably and in good faith determines that there is a reasonable probability that such third-party Proceeding may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification from the Indemnifying Party under this Agreement, the Indemnified Party shall (upon notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such third-party claim, and the Indemnifying Party shall reimburse the Indemnified Party for the reasonable costs and expenses of defending against such third-party claim (including reasonable attorneys’ fees and expenses) and the Indemnifying Party shall be and remain liable for any Losses arising from or related to such third-party claim to the fullest extent provided in this ARTICLE VII.  The Indemnifying Party may elect to participate in such Proceedings, negotiations or defense at any time at its own cost and expense.

7.5.           Right of Setoff and Holdback.

7.5.1.    Buyer may set off any amount to which it may be entitled under this ARTICLE VII against the Escrow Amount, upon notice of a claim and determination of an award for Buyer in accordance with this Section 7.5.  Neither the exercise of nor the failure to exercise such right of setoff or to give a notice of a claim under this Section 7.5 will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

7.5.2.    At any time or times after a Closing Date and prior to the first anniversary of the Closing Date, Buyer may make claims against the Escrow Amount for reimbursement for claims pursuant to this Agreement.  Such claims will be made by Buyer by giving written notice of each such claim, as provided for in Section 8.4 hereof, to Seller or Designated Shareholder, as applicable, specifying in reasonable detail the amount and basis thereof, which may be updated by written notice at a later time (a “Notice of Claim”).

7.5.3.    To object to any claim made in a Notice of Claim, in whole or in part, (a “Disputed Claim”), Seller or Designated Shareholder must give written notice of such objection (“Dispute Notice”) to Buyer at any time within 20 days after Buyer’s delivery of the Notice of Claim.  All such notices will be delivered to Buyer as provided for in Section 8.4 hereof.  If Seller or Designated Shareholder does not provide a Dispute Notice within such 20-day period, the claim made in the Notice of Claim will be deemed to have been approved as a valid claim in the full amount thereof (an “Accepted Claim”).

7.5.4.    If, pursuant to Section 7.5.3 Seller or Designated Shareholder provides a Dispute Notice, in whole or in part, Buyer will retain that portion of the Escrow Amount (from any component thereof at Buyer’s election) sufficient to pay said Disputed Claim in full, and (i) will not make any distribution on that Disputed Claim or part thereof (except for the amount of any Accepted Claim as provided in Section 7.5.3 until Buyer receives written instruction from Seller or Designated Shareholder, or a final award of the arbitrators rendered pursuant to Section 8.5 hereof, indicating the amount and recipient of such award, at which point such Disputed Claim will be deemed an Accepted Claim for purposes of this Agreement.

7.5.5.    All Accepted Claims under Section 7.5.3 above may be offset by Buyer from the Escrow Amount upon expiration of the 20-day objection period described in Section 7.5.3.

7.5.6.    The other terms and conditions applicable to the Escrow Amount and the Escrow Account shall be governed by a separate agreement (the “Escrow Agreement”), substantially in the form attached as Exhibit C hereto, to be executed by the Parties and the Escrow Agent.

ARTICLE VIII
MISCELLANEOUS

8.1.           Expenses.  Except as otherwise specifically provided herein, each of the Parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

8.2.           Assignment; Successors.  This Agreement shall not be assigned by any Party without the prior written consent of the other Party, except that Buyer may assign any or all of their rights to the enforcement of this Agreement to an Affiliate or acquiror.  This Agreement is intended for the exclusive benefit of the Parties hereto and their respective heirs, successors and permitted assigns, and shall not create any rights in or be enforceable by any other Person, whomsoever, other than any Person entitled to indemnification from Seller, pursuant to Article VII hereof.  This Agreement shall inure to the benefit of, and be binding on and enforceable against, the successors and permitted assigns of the respective Parties.

8.3.           Amendment and Modification; Waivers.  This Agreement or any term hereof may be changed, waived, discharged or terminated only by an agreement in writing signed by the Party against which such change, waiver, discharge or termination is sought to be enforced.  No waiver by a Party of any condition or of any breach of any term, covenant, representation or warranty contained herein shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in any other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

8.4.           Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt, 12 hours after being sent by facsimile or electronic mail, or 72 hours after being sent by register or certified mail, postage prepaid, as set forth below:

If to Buyer:	24/7 Marketing, LLC
4840 East Jasmine Street, Suite 105
Mesa, Arizona 85205 USA
FAX: (480) 654-9727
Attn.: Daniel L. Coury, Sr.

With a copy to:	Snell & Wilmer L.L.P.
One Arizona Center
Phoenix, Arizona 85004
FAX: (602) 382-6070
Attn.: Daniel M. Mahoney

If to Seller or Designated Shareholder:	Oncall Subscriber Management Inc.
88 Panay Avenue Suite 11007
Quezon City, Metro Manila Philippines
FAX: (632) 722-2382
eMail: georgeyang18@gmail.com
Attn.: George Yang

With a copy to:	Attorney Caesar A. Guerzon
Philippine Stock Exchange Center U-2701
East Tower, Exchange Road, Ortigas Center
Pasig City Philippines
FAX: (63-2) 634-6958

Any Party may alter the address to which communications or copies are to be sent by giving notice to such other Parties of change of address in conformity with the provisions of the paragraph for the giving of notice.

8.5.           Dispute Resolution.  Except for actions for injunction or other equity remedies contemplated in this Agreement or any of the documents referred to in this Agreement, any dispute or difference among the Parties, or between any of them, arising out of or in connection with this Agreement or any of the documents referred to in this Agreement which such Parties are unable to resolve themselves shall be submitted to and resolved by arbitration before a single arbitrator, for amounts in dispute under $450,000 and otherwise before a panel of 3 arbitrators, pursuant to the Commercial Arbitration Rules of the American Arbitration Association, as supplemented or modified by the provisions of this Section 8.5.  The arbitrator(s) shall consider the dispute at issue in Phoenix, Arizona within 60 days (or such other period as may be acceptable to the Parties to the dispute) of the designation of the arbitrator(s).  The arbitrator(s) shall be bound to follow the laws of the State of Arizona, decisional and statutory, in reaching any decision and making any award and shall deliver a written award, including written findings of fact and conclusions of law, with respect to the dispute to each of the Parties in the dispute who shall promptly act in accordance therewith.  In no event shall the arbitrator(s) have the power to award damages in connection with any dispute in excess of actual compensatory damages.  In particular, the arbitrator(s) may not multiply actual damages or award consequential, indirect, special or punitive damages, including damages for lost profits or loss of business opportunity.  Any award of the arbitrator(s) shall be final, conclusive and binding on the applicable Party or Parties; provided, however that any such Party may seek the vacating, modification or correction of the arbitrator(s)’ decision or award as provided under Section 10 and Section 11 of the Federal Arbitration Act 9 U.S.C. §1-14.  The applicable Party or Parties may enforce any award rendered pursuant to the arbitration provisions of this Section 8.5 by bringing suit in any court of competent jurisdiction.  All costs and expenses attributable to the arbitrator(s) shall be allocated between the Parties to the dispute in such manner as the arbitrator(s) determine to be appropriate under the circumstances.  The applicable Party or Parties may file a copy of this Section 8.5 with any arbitrator or court as written evidence of the knowing, voluntary and bargained agreement among the Parties with respect to the subject matter of this Section 8.5.

8.6.           Further Assurances; Records.  Each of the Parties shall cooperate and take such actions, and execute all such further instruments and documents, at or subsequent to the Closing, as either may reasonably request in order to convey title to the Acquired Assets to Buyer, effect the assumption by Buyer of the Assumed Liabilities and to otherwise effectuate the terms and purposes of this Agreement.  Each Party shall provide the other Party or Parties with access to all relevant documents and other information pertaining to the Acquired Assets that are needed by such other Party or Parties for the purposes of preparing Tax returns or responding to an audit by any governmental agency or for any other reasonable purpose.  Such access will be during normal business hours and not subject to time limitations, except as provided below.

8.7.           Governing Law.  This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the State of Arizona, notwithstanding any Arizona or other conflict-of-law provisions to the contrary.  Each of the Parties hereto hereby consents to the jurisdiction of any State or Federal court located within the State of Arizona and irrevocably agrees that all actions and proceedings relating to this Agreement or the transactions contemplated hereby may properly be litigated in such courts.  Each of the Parties hereto waives any objection that it may have to the conduct of any action or proceeding in any such court based on improper venue or forumnonconveniens, waives personal service of any and all process upon it, and consents that all service of process may be made by mail or courier service directed to it at the address set forth herein and that service so made shall be deemed to be completed upon the earlier of actual receipt or 10 days after the same shall have been posted.  Nothing contained in this Section 8.7 shall affect the right of any Party hereto to serve legal process in any other matter permitted by law or affect the right of any Party hereto to bring any action or proceeding against any other Party hereto or any Party’s property in the courts in any other jurisdiction.

8.8.           Entire Agreement.  This Agreement, together with the Schedules and Exhibits attached hereto, constitutes the entire agreement of the Parties and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

8.9.           Severability.  Each and every provisions set forth in this Agreement is independent and severable from the others, and no provision shall be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part.  The Parties hereto agree that if any provision of this Agreement shall be declared by a court of competent jurisdiction to be unenforceable for any reason whatsoever, the court may appropriately limit or modify such provision, and such provision shall be given effect to the maximum extent permitted by applicable law.

8.10.     Section Headings.  The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

8.11.     Counterparts; Facsimile Execution.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, together, shall constitute one and the same instrument, and this Agreement may be executed by facsimile provided that the Parties deliver the original signature pages within 48 hours of the Closing.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

BUYER	24/7 Marketing, LLC, a Nevada limited liability company

By: YP CORP., a Nevada corporation, its manager

	By:	/s/Daniel L. Coury, Sr.
Name: Daniel L. Coury, Sr.
Title: Chief Executive Officer

SELLER	ONCALL SUBSCRIBER MANAGEMENT INC., a Philippine corporation

/s/ George Yang
By: George Yang
Title: President

DESIGNATED SHAREHOLDER	GEORGE YANG

/s/ George Yang
George Yang

ACKNOWLEDGED AND AGREED	24 BY 7 CONTACT SOLUTIONS, INC., a Philippine corporation

/s/ Vincente Yang
By:
Title: